SUB-ITEM 77-E
LEGAL PROCEEDINGS

Since February 2004,
Federated and related entities
(collectively, ?Federated?)
have been named as
defendants in several
lawsuits, that were
consolidated into a single
action in the United States
District Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of the
Federated-sponsored mutual
funds.  Without admitting the
validity of any claim,
Federated reached a final
settlement with the Plaintiffs
in these cases in April 2011.





Current as of:  8/18/94